Exhibit 23
Consent of Elliott Davis, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Security Federal Corporation

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-31500, 333-102337 and 333-136813) of our report dated March 24, 2014, relating to the consolidated balance sheet of Security Federal Corporation and subsidiaries as of December 31, 2013 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, which report appears in the December 31, 2013 Annual Report on Form 10-K of Security Federal Corporation.

/s/ Elliott Davis, LLC
Columbia, South Carolina
March 24, 2014